Exhibit 10.1

Dear Atul,
We believe that you have an impressive background and would excel in an executive-level role with Nerdy Inc. (NYSE: NRDY) and its subsidiaries and related/affiliated entities. As such, we offer you this Executive Services Agreement (“Agreement”) outlining the terms of your employment.
This Agreement is made and entered into on the date last written below by and between Live Learning Technologies Shared Resources LLC (“LLTSR”), your employer of record and common paymaster (as is the situation with all of our U.S. employees). LLTSR is the sister company of Varsity Tutors LLC (“Varsity Tutors”) and Varsity Tutors for Schools LLC (“VTS”). Varsity Tutors and VTS are each wholly owned subsidiaries of Nerdy LLC, and Nerdy Inc. is the majority shareholder of Nerdy LLC. Your roles and responsibilities will primarily relate to VTS but may include other Nerdy Inc. subsidiaries and/or related and/or affiliated entities (the “Nerdy Entities” or “Company”, including new or acquired entities that are or become subsidiaries and/or related and/or affiliated entities), all of whom will be third party beneficiaries of the Agreement.
1)Position and Starting Date. You will be the Chief Financial Officer reporting to the CEO and shall collaborate with all Nerdy Entities’ businesses and functions. Your commencement date in this position is expected to be April 2, 2026. This Agreement, however, will become effective when your engagement actually commences following and subject to approval by the Nerdy Inc. Compensation Committee and the Nerdy Inc. Board of Directors, and it is possible that the actual start date may be prior to or after the preceding date. This Agreement is contingent on proof of employment eligibility (i.e., Form I-9), background/reference check and other diligence and execution of this Agreement, and is open for your acceptance through February 23, 2026 at 5:00 PM CST, unless withdrawn prior to acceptance. During the term of your employment, you will not engage in any activity that materially interferes with your responsibilities to the Nerdy Entities.
2)Base Wage. You shall receive base wages (“Base Wage”) at the annual rate of $500,000 payable consistent with Company’s payroll practices, which is subject to review and final approval of the Compensation Committee. Your compensation will be reported on an IRS Form W-2. Such base compensation shall continue at the amount aforesaid unless and until changed by the Compensation Committee of Nerdy Inc. or until termination of your relationship in accordance with the terms hereof. In the event you and Company are unable to agree on the Base Wage in any succeeding calendar year, the Base Wage shall be set by Company at its sole discretion (provided the Base Wage is not reduced other than in connection with a salary reduction plan or process similarly affecting other executives at the same or similar level within the then-existing organizational structure of the Nerdy Entities). In the event this Agreement is in effect for only a portion of any particular month, the amount of your regular compensation for that month shall be prorated on the basis of the actual number of days during such month this Agreement was in effect. Your position is exempt, and you are expected to work whatever schedule is necessary to complete your responsibilities and are not entitled to overtime.

i.Annual Bonus. For each calendar year you will be eligible to receive an annual bonus (the "Annual Bonus") of not less than fifty percent (50%) based on the achievement of certain performance targets established by the Compensation Committee of the Board. For 2026, you will receive an annual target cash bonus opportunity (“Target Award”) of fifty percent (50%) of your Base Wage (with the total amount prorated based upon the number of days employed in 2026) and payout percentages ranging from a threshold cash bonus of fifty percent (50%) of the Target Award to a maximum cash bonus of two hundred percent (200%) of the Target Award, subject to Nerdy Inc.’s Compensation Committee approval and based upon certain performance targets to be determined by Nerdy Inc.’s Compensation Committee and subject to the terms of the Nerdy Inc. Executive Incentive Compensation Plan. If the threshold performance targets are not achieved, then you will not receive an annual bonus payout for such year. The Annual Bonus shall be payable in a cash lump sum, less applicable withholdings, on the first payroll after the Nerdy Inc. Compensation Committee deems the performance targets to be satisfied, or as soon as reasonably possible thereafter, provided you are employed in good standing at the time of the payment.
ii.Compensation Recovery Policy. The Annual Bonus Equity Awards (see below) are subject to (a) any right that the Company may have under any Company clawback or recoupment policy or other agreement or arrangement with a Participant (including the Company’s Compensation Recovery Policy) and (b) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the SEC and any applicable NYSE listing standards.
3)Equity Awards. You will be recommended to receive an equity award utilizing Restricted Stock Units (RSU) (“Equity”) in the amount of 1,500,000 RSUs, subject to review and final approval of the Compensation Committee.
For purposes of this Agreement and subject to Compensation Committee approval, your grant date is expected to be April 15, 2026. This grant date is pending your actual start date and may change should your actual start date occur after April 15, 2026.
The recommended equity award grant is subject to review and final approval of the Compensation Committee. Upon such approval, the RSUs vest on a pro-rata basis, quarterly over the course of 3 years (e.g. the award vests 1/12 each quarter) starting at the effective date of the grant and will be subject to the terms and conditions of the equity plan document you will be provided at the time of the grant, and as part of your award agreement and award notice.
You may be eligible for additional annual equity grants in Nerdy Inc. under the Nerdy Inc. 2021 Equity Incentive Plan based on performance as determined in the sole discretion of Nerdy Inc.’s Compensation Committee or its designee(s).

All equity holders are subject to designated open and closed trading windows throughout each year. You will also be presented with an Insider Trading Policy for you to review and sign (which will be a condition of your employment).

4)No Additional Compensation and Duty of Loyalty. Other than the Base Wage (including the Annual Bonus Target)and Equity (each as documented in writing), no other amounts shall be payable by the Nerdy Entities to you for any work you performed, unless otherwise agreed to in writing by the parties. You shall, subject to the direction and instruction of the CEO or Board designee: (i) devote your full and entire working time, attention, and energies to the Nerdy Entities, and will diligently and to the best of your ability perform all duties incident to your relationship hereunder and do so with a duty of loyalty to the Nerdy Entities; (ii) use your best efforts to promote the interests of the Nerdy Entities; and (iii) perform such other duties as may from time to time may be directed to you. You shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit, or other pecuniary advantage without the prior written consent of the CEO, provided this shall not be construed as preventing you from (i) investing your assets in such form or manner as will not require any services on your part in the operation or affairs of the entities in which such investments are made; or (ii) from serving on up to two outside Boards or as an advisory board member of another company, provided it is approved in advance by the CEO. The preceding exceptions shall only be permitted if they do not compete with, pose a conflict of interest with, or interfere with the Company’s business activities or your duties to the Company as provided in this Agreement and do not violate the other terms and conditions of this Agreement (or such opportunities are approved in advance by the CEO in writing).
5)Payment/Taxes. Payment of all compensation to you hereunder shall be made in accordance with the relevant Nerdy Entities policies in effect from time to time, and for tax purposes you shall be considered a W-2 employee of LLTSR (your employer of record and the common paymaster regarding services provided hereunder).
6)Business Expenses. Upon submission of itemized expense statements in the manner specified by the Nerdy Entities, you shall be entitled to reimbursement for reasonable travel and other reasonable business expenses you duly incur in the performance of your duties.
7)Benefit Plans. You shall be entitled to participate with other executives and/or employees of Company in company-provided insurance benefits, so long as you meet the applicable eligibility requirements, in such fringe benefit plans as are provided to other executives and/or employees of Company. This shall include employee benefits such as holidays, paid time off, and other benefits offered to executives or employees, subject to the terms and conditions of those plans, policies, or practices (except as modified herein). Nothing in this Agreement shall preclude the Nerdy Entities from terminating or amending any benefit plan or program from time to time.
8)Flex Paid Time Off. You will be eligible for FlexPTO in accordance with the FlexPTO policy in the Employee Handbook (in addition to the paid holidays reflected in the Employee Handbook).

9)Location and Computer/laptop. The Nerdy Entities are remote first, with nearly all employees working remotely. While this provides you with a certain amount of flexibility regarding where you choose to work, your location may impact you as well as the Nerdy Entities, so we need to confirm your current legal residence and need to be notified in advance of any changes to your legal residence to evaluate whether it causes any impact on the Nerdy Entities (and possibly you). You will be provided a mutually agreeable computer or laptop with necessary software and other necessary technology for your position and responsibilities to use for services performed for the Company. All such technology would be used for work purposes and you agree to return the equipment upon cessation of the relationship.
10)[RESERVED].

11)Free Tutoring/Platform Access. You (and your immediate family) are eligible for whatever free and/or reduced cost tutoring/platform benefit is available to other employees (and their immediate families) while this Agreement is in effect. This is provided in order to become familiar with the Company platform, to explore and test new features of the platform, and to provide feedback regarding the customer experience on the platform. This benefit may not be carried over from one calendar year to the next, unless offered again by the Company.
12)Termination of Relationship.
a.For Cause. Notwithstanding anything herein to the contrary, the Nerdy Entities may terminate your relationship hereunder immediately for cause for any one of the following reasons: (i) your willful misconduct or negligence in the performance of your assigned duties (with such duties being those that are specifically communicated to you or that are consistent with those of a Chief Financial Officer in general) or your repeated failure to abide by directives provided in good faith to you by the Board of Directors, the Board of Managers, or the CEO, in any case, that, if curable, is not cured within ten (10) days following your receipt of such directives; (ii) any breach by you of (A) your fiduciary duties to the Nerdy Entities or (B) any material term of the Agreement, including any noncompetition, nonsolicitation, inventions, proprietary rights, and confidentiality agreement that, if curable, is not cured within ten (10) days following written notice to you of such breach, which written notice shall set forth in reasonable detail the facts or circumstances constituting or giving rise to such material breach; (iii) any indictment, conviction, or plea of guilty or no contest (also known as “nolo contendre”) of or by (as applicable) you for any felony or other crime of dishonesty or moral turpitude, or any conduct by you that would reasonably be expected to result in material injury or reputational harm to the Nerdy Entities if you were retained in your position; (iv) your failure to abide by the policies or procedures of the Nerdy Entities in all material respects; (v) to the extent permitted by applicable law, illegal possession or use of any controlled substance; or (vi) your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Nerdy Entities to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation. Upon termination of your relationship for Cause, the Nerdy Entities shall be under no further obligation to you, except to pay all accrued but unpaid Base Wages through the date of termination.
b.Without Cause. The Nerdy Entities may terminate your relationship under this Agreement without Cause at any time. In the event of any such termination of your relationship by the Nerdy Entities, you shall only be entitled to receive continued payment of your Base Wages for a period of (12) months of Base Wages following your termination, payable in accordance with the Nerdy Entities’ regular payroll practices and schedules, provided you sign a departure agreement and release prepared by and satisfactory to the Nerdy Entities (the “Departure Agreement”) (with such Departure Agreement to be fully effective within sixty (60) days following the date of termination). In addition and subject to execution of the Departure Agreement, you shall receive a payment equal to the product of (i) the Annual Bonus, if any, that you would have earned for the calendar year in which the termination occurs based on achievement of the applicable performance goals for the Target Bonus and (ii) a fraction, the numerator of which is the number of days you employed by the Company during the year of termination and the denominator of which is the number of days in such year (the "Pro-Rata Bonus"). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which the termination occurs. If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for the Executive and the Executive's dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive not later than the last day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the 12-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 12(b) in a manner as is necessary to comply with the ACA.
In addition to the foregoing, in the event your relationship with the Nerdy Entities is terminated by the Company (or its successor) without Cause hereunder on or within twelve (12) months following the date of the consummation of a Change of Control (as defined in the Nerdy Inc. 2021 Equity Incentive Plan and such period referred to as the “Double-Trigger Period”), the vesting and exercisability of each of your then outstanding and unvested stock awards granted to you in Nerdy Inc. shall be automatically accelerated fifty percent (50%), provided in order to receive the benefit of the accelerated vesting and exercisability, you sign a Departure Agreement within sixty (60) days following the date of termination. There is no Double-Trigger Period (or attendant accelerated vesting and exercisability) in conjunction with a Resignation by Executive for Good Reason as set forth in 12)c. below titled “Resignation by Executive”).

c.Resignation by Executive. Notwithstanding anything herein to the contrary, you may terminate your relationship hereunder without Good Reason (as defined below) by giving at least thirty
(30) days prior written notice. You may also terminate your relationship hereunder for Good Reason (as defined herein). For purposes of this Agreement, “Good Reason” shall mean that you have complied with the “Good Reason Process”, defined below, following the occurrence of any of the following events, if not consented to by you: (i) the material breach by the Nerdy Entities of any of their obligations under this Agreement; or (ii) a material reduction in your Base Wages other than in connection with a salary reduction plan or process similarly affecting other executives at the same or similar level within the then-existing organizational structure of the Nerdy Entities. The “Good Reason Process” means Your resignation shall not be considered to be a resignation for Good Reason unless you provide written notice to the Nerdy Entities within ninety (90) days following the initial occurrence of any such Good Reason event and the Nerdy Entities fail to remedy such event within thirty (30) days after receiving written notice from you setting forth in reasonable detail the facts supporting your basis claiming resignation for Good Reason. You shall continue in your role during the thirty (30) day cure period; however, if not cured by the thirtieth (30th) day, your resignation shall be effective and you shall be entitled to continued payment of your Base Wages for twelve (12) months following your termination, payable in accordance with the Nerdy Entities’ regular payroll practices and schedules, provided you sign a Departure Agreement prepared by and satisfactory to the Nerdy Entities and such Departure Agreement becomes effective within sixty (60) days following the date of termination. In addition and subject to your execution of the Departure Agreement, you shall receive a payment equal to the product of (i) the Annual Bonus, if any, that the you would have earned for the calendar year in which the termination occurs based on achievement of the applicable performance goals for the Target Bonus and (ii) a fraction, the numerator of which is the number of days you employed by the Company during the year of termination and the denominator of which is the number of days in such year (the "Pro-Rata Bonus"). This amount shall be paid on the date that annual bonuses are paid to similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the calendar year in which the termination occurs.If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall reimburse the Executive for the difference between the monthly COBRA premium paid by the Executive for the Executive and the Executive's dependents and the monthly premium amount paid by similarly situated active executives. Such reimbursement shall be paid to the Executive not later than the last day of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the 12-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company's making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the "ACA"), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder), the parties agree to reform this Section 12(c) in a manner as is necessary to comply with the ACA.Your resignation under any other circumstance or for any other reason will be a resignation without “Good Reason” and in such circumstances, the Nerdy Entities shall be under no further obligation to you, except to pay all accrued but unpaid Base Wages to the date of termination thereof.
d.Cooperation. Following any notice of termination of your relationship under this Agreement, you shall reasonably cooperate with the Nerdy Entities in all matters relating to the winding up of your pending work on behalf of Company and the orderly transfer of any such pending work to such other executives or employees of the Nerdy Entities as may be designated; and to that end the Nerdy Entities shall be entitled to your full-time or part-time services of as the Nerdy Entities may reasonably require during all or any part of the period from the time of giving any such notice until the effective date of such termination.
e.Disability. You may be terminated hereunder without liability if you shall be permanently prevented from properly performing your essential duties with reasonable accommodation by reason of illness or other physical or mental incapacity for a period of more than six (6) consecutive months. Upon such termination, you shall be entitled to all accrued but unpaid Base Wages.
f.Key Person Insurance. The Nerdy Entities may, at their expense, provide key person insurance for you, which upon death; will provide the insuring entity an amount equal to the cost of your Base Wages and the cost to find your replacement, as determined by Nerdy Inc.’s Board of Directors.
g.Death. In the event of your death during your relationship, the Company’s obligations hereunder shall automatically cease and terminate; provided, however, that within fifteen (15) days the Nerdy Entities shall pay to your heirs or personal representatives your Base Wages and PTO accrued to the date of death and your estate shall also receive an additional three (3) months of Base Wages (payable as a lump sum or as continuation of Base Wages, as determined by Nerdy Inc., with the latter being consistent with the typical payroll procedure in effect at the time). Also, in the event your relationship hereunder ceases as a result of your death, you shall receive accelerated vesting equivalent to six (6) months of service beyond your date of death. All other unvested equity in Nerdy Inc. will be forfeited. The additional Base Wages and accelerated vesting resulting from your death are contingent upon your estate signing a Departure Agreement prepared by and satisfactory to the Nerdy Entities.
13)Restrictions and Covenants.
a.Files and Records. All files, records, documents, reports and so forth (including all copies thereof) concerning Customers (as hereinafter defined), including, without limitation, customers solicited, consulted, interviewed, or served by you during the term of this Agreement, as well as all other business, computer, and other records (whether on paper or other media), shall belong to and remain the property of the Nerdy Entities. All work produced by your and all other efforts you contributed of any kind or nature, shall be considered the sole and exclusive property of the Nerdy Entities and you shall have no interest therein. Upon termination of your relationship, without regard to the reason for such termination, you shall return to the Nerdy Entities all files, records, documents, reports; shall retain no copies, extracts, notes, or the like of such information; and, shall certify in writing your compliance with the provisions of this paragraph upon request of Company

b.Confidential Information. As used herein, the term “Confidential Information” shall mean any information proprietary to the Nerdy Entities and not generally known, including without limitation Trade Secrets (as defined herein), Inventions (as defined herein), technology whether now known or hereafter discovered, and information pertaining to research, development, techniques, purchasing, marketing, selling, accounting, licensing, know how, processes, products, equipment, devices, models, prototypes, computer hardware, computer programs and flow charts, program code, software libraries, databases, formulae, compositions, discoveries, pricing information, advertising, training methods, client lists, contacts and referral sources, the particular needs and requirements of clients, the identity of clients and potential clients (including, but not limited to, key customer client names, telephone numbers, e-mail addresses, home addresses, and cell phone numbers), information regarding contracted experts, financial and personnel information, and pending business transactions and shall also include financial, confidential and proprietary information of clients and other third parties received. Information may be deemed Confidential Information regardless of its source, and all information designated or treated as Confidential Information shall conclusively be deemed Confidential Information for all purposes.
The term Confidential Information shall not apply to the following: (i) information that is or becomes public knowledge other than through your fault; (ii) information that you received from a third party who is under no obligation to keep the information confidential; (iii) information that you can show by written records was in your possession prior to the date of disclosure by the Nerdy Entities to you of the Confidential Information in question; or (iv) information that is individually developed by you outside the scope of your relationship with the Nerdy Entities, and that you can show by written or other tangible evidence was so independently developed. The burden of proving the foregoing exceptions shall be on you.
As used herein, the term “Trade Secret” shall mean information, including but not limited to, technical or non-technical data, formula, pattern, compilation, program, device, method, technique, or process that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
As used herein, the term “Invention” shall mean all ideas, discoveries, developments, improvements, innovations, technology, computer programs, software, products, and methods, systems or plans whether or not shown or described in writing or reduced to practice or use, and whether or not entitled to the protection of applicable patent, trademark, copyright, or similar laws, relating in any manner to any of Company’s present or future products, services, or research.
Any Invention that you, either alone or with others (i) makes, discovers, devises, conceives, reduces to practice, or otherwise possesses during your relationship with the Nerdy Entities or for a period of six months following such relationship, and (ii) directly or indirectly relates to or arises out of your relationship with the Nerdy Entities or the actual or anticipated business, products, technology, or services of Company shall be a work for hire as that term is defined in Section 101 of the Copyright Act (17 U.S.C.
§101) and the sole property of Company. You hereby assign to Company all rights, title, and interest you obtain in any and all Inventions under this Agreement.
c.Non-Disclosure of Confidential Information. You shall, during the course of your relationship and at all times subsequent to your relationship, hold in strictest and total confidence all Confidential Information. You will at no time, without prior written authorization by the appropriate representative, disclose, assign, transfer, convey, communicate, or use for the benefit of any person or entity other than Company any Confidential Information, nor shall you permit any other person or entity to use Confidential Information in competition with Nerdy Inc., the Company, and/or its related and/or affiliated entities.
d.Return of Confidential Information. Upon termination of your relationship hereunder or at any other time upon request of Nerdy Inc., the Company, and/or its related and/or affiliated entities , you shall deliver promptly to the requesting entity all originals and all copies (including photocopies, facsimiles, and computer or other means of electronic storage whether now known or hereafter discovered) of all manuals, letters, notes, notebooks, reports, computer programs and flowcharts, and similar items, memoranda, lists of clients and referral sources, and all other materials and copies thereof relating in any way to Confidential Information or the business of Nerdy Inc., the Company or any of their related and/or affiliated entities. You will not make or retain any copies of the foregoing and will so represent to the appropriate entity/entities upon your termination. Furthermore, upon your termination, you will return to the appropriate entity all computer hardware and/or software provided by or owned by Nerdy Inc., the Company, and/or their related and/or affiliated entities so that, with respect to the software, you may be deleted as an authorized user. If you fail to return any software, the entity that pays you shall have the right to deduct from any compensation due and owing you any licensing fees incurred in connection with such unreturned computer software.
e.Non-Solicitation of Clients. It is specifically agreed that during the term of your relationship with Nerdy Inc., the Company, and/or their related and/or affiliated entities and for a period of twenty-four (24) months after the termination of such relationship, whether voluntary or involuntary, you shall not, individually or collectively, as a participant in a partnership, sole proprietorship, corporation, limited liability company, or other entity, or as an operator, investor, shareholder, partner, director, employee, consultant, manager, sales representative, independent contractor or advisor of any such entity, or in any other capacity whatsoever, either directly or indirectly (i) solicit or accept any business from any Client or assist any other entity in soliciting or accepting any business from any Client, or (ii) request or advise any Client to withdraw, curtail, or cancel any of such Client’s business or other relationships with Nerdy Inc., the Company and/or their related and/or affiliated entities.
As used herein, “Client” shall mean any person or entity with whom you had dealings that Nerdy Inc., the Company, and/or their related and/or affiliated entities, during your relationship, (i) rendered any services to, or (ii) solicited the business of such person or entity, whether or not any services were rendered to such person during your relationship.
f.Non-Solicitation of Employees, Executives, Contractors, or Contracted Experts. You expressly agree and understand that it would cause substantial harm and detriment to the Nerdy Entities if employees, executives, contractors, or contracted experts of Company were to be hired by you or lured by you to another business. Specifically, the harm and detriment that would be incurred includes, but is not limited to, loss of continuity and return on investment made in training employees or experts, additional training and hiring costs for replacement employees, executives, or contracted experts, potential loss of clients, and potential loss of Confidential Information. In consideration of the Nerdy Entities’ interest in protecting Confidential Information, client relationships, goodwill and loyalty, it is specifically agreed that during the term of your relationship and for a period of eighteen (18) months after the termination of your relationship, whether voluntary or involuntary, you shall not (i) personally participate, directly or indirectly, in or be materially involved in any manner in the hiring or any attempt to hire as an employee, executive, officer, partner, director, consultant, or advisor any person who is at the time of such hiring or attempted hiring an employee, executive, partner, contractor, or contracted expert of Company, (ii) disclose the name of any employee, executive, contractor, or expert of Company to any prospective or subsequent employer, or (iii) otherwise, directly or indirectly, induce or attempt to induce any employee, executive, contractor, or contracted expert to terminate his, her, or its relationship with Nerdy Inc., the Company, and/or their related and/or affiliated entities.
g.Limitation on Competition. You recognize that your relationship or continued relationship hereunder is induced primarily because of the covenants and assurances you made, that your covenant not to compete unfairly is necessary to insure the continuation of the business of the Nerdy Entities, and that irreparable harm and damage will be done to them in the event that you compete unfairly with them.
It is therefore specifically agreed that during the term of your relationship hereunder and for a period of eighteen (18) months after the termination of your relationship, you shall not in the United States or any other country that generates more than one percent (1%) of Nerdy Inc.’s total revenue during either the preceding calendar year or the most recent completed quarter, directly or indirectly, own, manage, operate, control, advise, be employed by, or materially participate in, or be materially involved in any manner with the ownership, management, operation, or control of any business that competes with the business then conducted by the Nerdy Entities.
You agree that the area and duration of this limitation are reasonable under the circumstances, considering your knowledge of the Confidential Information and client relationships. This restriction is necessary to protect client relationships and Confidential Information, including but not limited to client and prospect information, methods and systems of doing business, marketing information, and financial information. You agree that it is further necessary because of your position, because the protectable information would likely be competitively harmful to it in any area where it competes, and other relevant factors. You also agree that, in all likelihood, this will not constitute a serious handicap to you in securing future employment.
h.Non-Disparagement. It is specifically agreed that during the term of your relationship with Nerdy Inc., the Company, and/or their related and/or affiliated entities and for a period of thirty-six
(36) months thereafter, you shall not disparage the business reputation of the Nerdy Entities (or their management team(s)) or take any actions that are harmful to their goodwill with their customers, investors, vendors, employees, experts, the media, or the public.
i.Remedies. You (i) have carefully read and understand all of the provisions of this Agreement and have had the opportunity for this Agreement to be reviewed by counsel, (ii) is voluntarily entering into this Agreement, (iii) has not relied upon any representation or statement made by the Nerdy Entities (as well as their equity holders, agents, representatives, employees, experts, or attorneys) with regard to the subject matter or effect of this Agreement, which representation is not contained herein, (iv) acknowledges that the duration, geographical scope, and subject matter of the restrictive covenants set forth herein are reasonable and necessary to protect the goodwill, customer relationships, legitimate business interests and Confidential Information, and that Company would not have proceeded hereunder without the benefit of such provisions, and (v) will be able to earn a satisfactory livelihood without violating this Agreement.

You acknowledge that your threatened or actual breach of any of the terms hereof will result in immediate, irreparable harm and injury to the Nerdy Entities, not adequately compensable by monetary relief. As a result, the Nerdy Entities shall have the right to enforce the provisions hereof by injunction, specific performance or other equitable relief, as well as through all other equitable and/or legal remedies to which they may be entitled. In the event of a breach of or a default under this Agreement by you, the Nerdy Entities shall be entitled to seek specific performance of this Agreement and you hereby agree to pay all costs of enforcement and collection of any and all remedies and damages under this Agreement, including reasonable attorneys’ fees. In the event of your breach of any of the Sections of this Agreement entitled “Non-Solicitation of Clients,” “Non-Solicitation of Company Employees, Executives, Contractors, or Contracted Experts,” or “Limitation on Competition” then the restrictive periods referenced in such Sections shall be tolled and shall begin to run or recommence running only at such time as the breach is alleviated. You agree to waive any requirement for an injunction bond but, if a bond is required by a court, it shall be in a nominal amount.
14)Miscellaneous Terms
a.Assignment and Transfer. Your rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer, or delegation thereof shall be void. This Agreement shall inure to the benefit of, and be binding upon and enforceable by the Nerdy Entities, any purchaser of substantially all of Nerdy Inc.’s assets, purchased stock, any corporate successor to Nerdy Inc., agent, affiliate, partner, proprietor, successor, parent, sibling, rightholder or any assignee thereof. This Agreement shall inure to the benefit of and may be enforced by the Nerdy Entities and their successors or assigns, and it shall be binding upon you and your heirs, successors, and assigns. To the extent any of the Nerdy Entities are held not to have direct rights under this Agreement by a Court of competent jurisdiction, Nerdy Inc., Nerdy LLC, Varsity Tutors LLC, Veritas Prep LLC, and EduNation Limited shall be considered third party beneficiaries to this Agreement and are each entitled to the right and benefits hereunder any may enforce the provisions hereof as if any were a party hereto.
b.No Inconsistent Obligations. You are aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with you undertaking working hereunder. You will not disclose to Nerdy Inc., the Company, or any of their related and/or affiliated entities or use, or induce the Nerdy Inc, the Company, and/or their related and/or affiliated entities to use any confidential information or trade secrets of others. You represent and warrant that you have returned all property and confidential information belonging to all prior companies with whom you worked.
c.Notification to Subsequent Employer(s). You shall notify each subsequent company or person or entity using your services following the termination of your relationship hereunder of the existence and provisions of this Agreement. Nerdy Inc, the Company, and/or their related and/or affiliated entities are hereby authorized to notify any person or entity employing or otherwise using your services or evidencing an interest or intention to arrange for the employment of or to employ or otherwise use your services as to the existence and provisions of this Agreement, including providing a copy of this Agreement and shall be free to advise any third party of its intention to enforce such Agreement.
d.Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations, and warranties between them respecting the subject matter hereof, except for the specific documents referenced and/or incorporated by reference herein (including documents related to the Equity).

This Agreement and the terms and conditions herein may be amended only by an instrument in writing signed by you and the Nerdy Entities, provided in the event of any conflict with this Agreement on the one hand and Equity documents on the other hand, the latter shall control.
e.Choice of Law. This Agreement and the terms and conditions herein will be governed by, and construed under, the laws (including the statutes of limitations) of the State of Delaware, without regard to conflicts of laws principles that would apply the laws of any other jurisdictions.
f.Exclusive Venue and Jury Trial Waiver. Any action or proceeding relating to this Agreement and the terms and conditions herein, the plan documents that govern the equity herein, or the transactions that are the subject of this Agreement may be brought in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, in a U.S. federal court sitting in the State of Delaware, or if the U.S. federal courts do not have jurisdiction with regard to the matter, in a Delaware state court other than the Court of Chancery), and any applicable appellate court, but in no other court. Each party (i) consents to the personal jurisdiction of each of those courts in any action or proceeding of the type described in the preceding sentence, (ii) agrees not to seek to transfer any such action or proceeding to any other court, whether because of inconvenience of the forum or for any other reason and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action or proceeding is brought. EACH PARTY IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, BROUGHT BY ANY OF THEM IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
g.Attorneys’ Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Agreement or your relationship with Nerdy Inc., the Company, and/or their related and/or affiliated entities, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such legal proceedings from the non‑prevailing party or parties.
h.Severability. Should any one or more sections of this Agreement be found to be invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining sections contained herein shall not in any way be affected or impaired thereby. In addition, if any section hereof is found to be partially enforceable, then it shall be enforced to that extent. A court with jurisdiction over the matters contained in this Agreement shall have the authority to revise the language hereof to the extent necessary to make any such section or covenant of this Agreement enforceable to the fullest extent permitted by law.
i.Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and any ambiguity is construed in favor of the Nerdy Entities.
j.Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Nerdy Entities by an officer thereof (other than you) or other person duly authorized.
k.Assistance in Litigation. You shall, during and after termination of the relationship, upon reasonable notice, furnish such information and proper assistance to the Nerdy Entities as may reasonably be required by them in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.
l.Survival. All of those provisions of this Agreement that require performance by either party following its termination shall survive any termination of this Agreement.
m.Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to your residence (as noted in the books and records) for notice to you, or to the principal office for notice to the Nerdy Entities as the case may be.
n.Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), Nerdy Inc. and/or the Company determine(s) that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to hereunder on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). To the extent any payments under this Agreement are nonqualified deferred compensation and contingent upon execution of a Departure Agreement during a specified period of time, and such period spans two calendar years, such payments shall not commence until the second calendar year. The parties intend that this Agreement be administered in accordance with Section 409A of the Code. To the extent that any provision of this agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Nerdy Inc. and the Company make no representation or warranty and shall have no liability to you or any other person if any provisions of this agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

IN WITNESS WHEREOF, you have executed this Agreement and Company has caused this Agreement to be executed by its duly authorized representatives.

NERDY INC., NERDY LLC, and LIVE LEARNING TECHNOLOGIES SHARED RESOURCES LLC:

Charles K. Cohn, Founder, Chairman, and CEO, Nerdy Inc. and Manager Nerdy LLC (and their related and affiliated entities)
Date: 02 / 23 / 2026

EXECUTIVE:    ATUL BAGGA

Date: 02 / 23 / 2026

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